FOR IMMEDIATE RELEASE

Contact:  John F. Kenny, Jr.
          Executive Vice President and
          Chief Financial Officer
          (617) 357-6966 ext. 294


       Iron Mountain Revenues Increase 121 Percent for Second Quarter 1998


Boston, MA -- July 30, 1998 -- Iron Mountain Incorporated (NASDAQ: IMTN), America's largest records and information management services company, reported substantially higher revenues and EBITDA for the second quarter of 1998 compared to the same period in 1997.

Iron Mountain's total revenues for the second quarter of 1998 grew to $103.1 million, an increase of 121 percent compared to the same period in 1997. Total revenues for the first half of 1998 were $202.5 million, up 128 percent.

Iron Mountain's earnings before interest, taxes, depreciation, amortization and extraordinary items ("EBITDA") increased 111 percent to $23.6 million for the second quarter of 1998. For the first six months of 1998, EBITDA increased 116 percent to $46.1 million. The Company believes that EBITDA is the standard financial measure of performance used for valuing companies in the records and information management services industry and is also used by lenders in both the public and private debt markets as the primary determinant of borrowing capacity.

Total revenues for the Company's core business of records and information management services ("RIMS") grew to $93.5 million for the second quarter of 1998, an increase of 101 percent over the same period in 1997. EBITDA for the RIMS business was $23.1 million, an increase of 106 percent over the same period in 1997. The revenue growth is comprised of growth through acquisitions and internal growth. Internal growth for the second quarter of 1998 was 13 percent.

Storage revenues increased 99 percent to $55.6 million for the second quarter of 1998 from $28.0 million for the same period in 1997. This marks the 38th consecutive quarter for which Iron Mountain has reported increased storage revenues. Storage revenues, which are considered a key performance indicator for the records and information management services industry, are largely recurring since customers typically retain their records for many years.


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


Iron Mountain Revenues Increase for Second Quarter / Page 2

For the first half of 1998, the RIMS business reported total revenues of $182.5 million, an increase of 106 percent compared to the first half of 1997. EBITDA for the RIMS business increased 110 percent, to $44.8 million.

The Company's staffing services business reported total revenues and EBITDA of $9.6 million and $0.5 million, respectively, for the second quarter of 1998. For the first half of 1998, total revenues and EBITDA for this business were $20.0 million and $1.2 million, respectively. The staffing services business was acquired as part of the Arcus transaction completed in January 1998.

Iron Mountain has completed five acquisitions since the first quarter of 1998. InterMation, Inc. (Seattle and Portland, Oregon) and Bekins Moving & Storage Co. d/b/a Bekins Northwest (Seattle and Portland, Oregon) were completed in April and June, respectively. In July 1998, the Company completed the acquisition of National Underground Storage, Inc. (Pittsburgh), Rockford Information Management Services (Austin) and Hart Information Services (Austin).

In April, the Company successfully completed an offering of its common stock. Proceeds to the Company before underwriters' discounts and commissions and related expenses were $140 million. In June, the Company's Board of Directors authorized and approved a three-for-two stock split, effected in the form of a dividend on the Company's common stock, payable on July 31, 1998 to all stockholders of record as of the close of business on July 17, 1998.

Richard Reese, the Company's Chairman and Chief Executive Officer, stated: "This has been yet another quarter of solid results for Iron Mountain as our business, including the major acquisitions completed during the past year, continued to perform as expected. During the quarter, we strengthened our balance sheet via a successful follow-on offering of stock. Since then, we have completed five attractive acquisitions expanding our business records product line into two new markets and bolstering our leadership position in the Pacific Northwest. This brings to 10 the number of acquisitions closed to date in 1998, putting us in line with the acquisition pace of the past two years."

Iron Mountain currently operates 232 records management facilities in 55 markets in the United States and one in the United Kingdom. The Company serves more than 50,000 customer accounts, including more than half of the Fortune 500 Companies. Iron Mountain provides a full array of records and information management services including: (i) off-site storage, management and related consulting services for business, healthcare and vital records; (ii) data security services including off-site storage and rotation of electronic records; (iii) information technology staffing services; and (iv) sales of related products.


NOTE: Condensed Consolidated Statements of Operations and Condensed Consolidated
      Balance Sheets to follow.


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Iron Mountain Revenues Increase for Second Quarter / Page 3


                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)


                                                           Three Months Ended           Six Months Ended
                                                                 June 30,                   June 30,
                                                          --------------------        ---------------------
                                                            1998        1997            1998         1997
                                                          --------     -------        --------     --------
REVENUES:
   Storage                                                $ 55,592     $27,987        $108,540     $53,810
   Service and Storage Material Sales                       47,471      18,598          94,007      34,929
                                                          --------     -------        --------     -------

      Total Revenues                                       103,063      46,585         202,547      88,739

OPERATING EXPENSES:
   Cost of Sales (Excluding Depreciation)                   53,664      24,108         106,274      45,872
   Selling, General and Administrative                      25,801      11,296          50,219      21,503
   Depreciation and Amortization                            12,122       6,243          23,386      11,965
                                                          --------     -------        --------     -------

      Total Operating Expenses                              91,587      41,647         179,879      79,340
                                                          --------     -------        --------     -------

OPERATING INCOME                                            11,476       4,938          22,668       9,399

INTEREST EXPENSE                                            10,897       5,940          23,229      11,080
OTHER INCOME (1)                                             1,700          --           1,700          --
                                                          --------     -------        --------     -------

      Income (Loss) Before Provision (Credit) for
         Income Taxes                                        2,279      (1,002)          1,139      (1,681)

PROVISION (CREDIT) FOR INCOME TAXES                          2,540         (33)          1,714        (196)
                                                          --------     -------        --------     -------

      Net Loss                                            $   (261)    $  (969)       $   (575)    $(1,485)
                                                          ========     =======        ========     =======

NET LOSS PER COMMON  SHARE - BASIC AND DILUTED (2)        $  (0.01)    $ (0.06)       $  (0.02)    $ (0.10)
                                                          ========     =======        ========     =======

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (2)              28,989      15,767          25,648      15,489
                                                          ========     =======        ========     =======

EBITDA (1)                                                $ 23,598     $11,181        $ 46,054     $21,364
                                                          ========     =======        ========     =======

(1) Other income for the three and six month periods ended June 30, 1998 is comprised of a $1.7 million gain resulting from the settlement of several insurance claims related to the March 1997 fires at the Company's South Brunswick Township facilities. The gain is not included in the calculation of EBITDA for any of the periods presented.

(2) Share and per share amounts have been restated to reflect the Company's announced three-for-two stock split for all periods presented.


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Iron Mountain Revenues Increase for Second Quarter / Page 4


                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)
                                   (Unaudited)


                                                                  June 30,         December 31,
                                                                    1998              1997
                                                                  -------          ------------
ASSETS

CURRENT ASSETS:
   Cash and Cash Equivalents                                      $ 14,589           $ 24,510
   Accounts Receivable (less allowances of $2,823
     and $1,929, respectively)                                      68,296             40,545
   Other Current Assets                                             25,148             16,872
                                                                  --------           --------
         Total Current Assets                                      108,033             81,927
                                                                  --------           --------

PROPERTY, PLANT AND EQUIPMENT
   Property, Plant and Equipment at Cost                           293,956            245,174
   Less: Accumulated Depreciation                                  (73,788)           (61,276)
                                                                  --------           --------
         Property, Plant and Equipment, net                        220,168            183,898
                                                                  --------           --------

OTHER ASSETS:
   Goodwill, net                                                   509,436            340,852
   Other Non-current Assets, net                                    29,395             30,109
                                                                  --------           --------
         Total Other Assets                                        538,831            370,961
                                                                  --------           --------

         Total Assets                                             $867,032           $636,786
                                                                  ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current Portion of Long-term Debt                              $  2,085           $    520
   Note Payable                                                         --              3,000
   Other Current Liabilities                                        74,589             52,233
                                                                  --------           --------
         Total Current Liabilities                                  76,674             55,753

LONG-TERM DEBT, NET OF CURRENT PORTION                             427,034            424,498
OTHER LONG-TERM LIABILITIES                                         22,791             18,802

STOCKHOLDERS' EQUITY                                               340,533            137,733
                                                                  --------           --------

         Total Liabilities and Stockholders' Equity               $867,032           $636,786
                                                                  ========           ========


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